Exhibit 99.1

Contacts:
Investors:	Susan Cramer	Media:	Jeffrey Simek
	(201) 269-6187		(201) 269-6400
	susan_cramer@medco.com		jeffrey_simek@medco.com

Medco Reports Record Fourth Quarter and Full Year 2004 GAAP Diluted Earnings per

Share of $0.48 and $1.75

— Continued Momentum into 2005 —

Fourth Quarter Highlights	2004 Full Year Highlights
• Diluted EPS, excluding $0.10 amortization of intangible assets, up 21% to $0.58	• Diluted EPS, excluding $0.39 amortization of intangible assets, up 21% to $2.14
• Gross margin of 5.0%	• $35.4 billion in net revenues
• EBITDA per adjusted script reaches $1.87	• $1.2 billion in EBITDA
• Adjusted mail penetration reaches 39%	• Record 88 million mail prescriptions
• Over $21 billion in renewals

FRANKLIN LAKES, N.J., Feb. 15, 2005 – Medco Health Solutions, Inc. (NYSE: MHS) today announced net revenues for the fourth quarter of 2004 of $8.9 billion. Diluted earnings per share for the fourth quarter were $0.48, an increase of 11.6 percent from diluted earnings per share of $0.43 in the fourth quarter of 2003. Fourth quarter earnings reflect higher gross margins of 5.0 percent compared to 4.6 percent a year ago. Mail order prescription volume increased more than 13 percent and generic use increased by 3.6 points to 48.1 percent from the fourth quarter of 2003. Diluted earnings per share excluding $0.10 per share in amortization of intangible assets reached $0.58 in the fourth quarter, up 21 percent from $0.48 excluding $0.05 in amortization of intangibles in the fourth quarter of 2003.

For the fiscal year ended December 25, 2004, Medco reported $35.4 billion in net revenues. Net income and diluted earnings per share for the fiscal year were $481.6 million and $1.75, respectively. Diluted earnings per share, excluding $0.39 per share in amortization of intangible assets, increased 21 percent to $2.14.

“We entered 2004 focused on our clients’ needs, with a mission to strengthen our core capabilities,” said David B. Snow Jr., Medco chairman, president and CEO. “We ended the year with a record $21 billion in client renewals, achieved over $2.2 billion in new business wins for 2005, and observed a dramatic 20 percent increase in customer satisfaction scores.”

“The signs are clear that we’re moving in the right direction. With a powerful vote of confidence from our clients, strong financial results, new product and service offerings, and our successes in specialty pharmacy and the Medicare discount drug card, we have positive momentum going into 2005,” added Snow.

During 2004, Medco undertook a number of initiatives to improve client service and reliability. These include the reorganization of the company into a client-facing organization, ongoing development of a world-class software staging environment, and the introduction of a number of innovative products and services. Key introductions in 2004 include EXPERxT AdvisorTM, an automated tool that provides real-time plan design modeling capability for our clients, and Medco’s Client Solution Centers.

Medicare and Specialty Pharmacy Opportunity

Medco has taken a leadership role in development of the Medicare prescription drug benefit by managing a number of Medicare discount card programs, including Medco’s Preferred Prescription Card and cards co-sponsored with clients. Membership in these card programs exceeded 900,000 at the end of 2004. In January 2005, details surrounding the 2006 launch of the Medicare Part D program were released by the Centers for Medicare and Medicaid Services. Medco is currently reviewing the Medicare regulations and plans to file a Notice of Intent to participate in the program on Friday, February 18, 2005.

“With nearly one million members enrolled in Medco administered Medicare discount drug card programs in 2004, we have achieved a leadership position in this important prelude to the launch of the Medicare reforms beginning in 2006,” added Snow. “The experience we gained in implementing this program will allow us to create meaningful solutions for our clients and Medicare-eligible members.”

Medco’s Special Care Pharmacy, opened in 2003, provides an additional growth opportunity for Medco. Specialty drugs frequently require unique methods of administration, special shipping and handling. Expenditures on specialty pharmaceuticals are growing at approximately twice the rate of traditional oral medications.

“Medco’s comprehensive solution to manage specialty pharmacy and our unique payer-centric approach is being well received by clients,” added Snow. “We enter 2005 with almost 30 million members able to participate in our specialty pharmacy program as plan sponsors sign up with our program offering. This represents a near seven-fold increase from the end of 2003.”

Financial and Operational Results

“We increased the efficiency of our operations and demonstrated the value to our clients and shareholders of higher mail order penetration and the use of lower-cost generic drugs. We believe there are opportunities to continue this progress over the next several years as the benefits of mail order are more broadly appreciated by the marketplace, and brand-name drugs lose their patent protection from generic equivalents,” added Snow.

Fourth quarter revenues were $8.9 billion compared to $9.0 billion in the fourth quarter of 2003. The slight decline in revenues is a result of lower retail prescription volume and a greater representation of lower cost generic drugs, partially offset by price increases from brand-name pharmaceutical manufacturers. Revenues for the year increased 3.2 percent to $35.4 billion, up from $34.3 billion in 2003.

Medco’s business model is designed to reduce the level of prescription drug cost increases, known as drug trend. Our high-quality service, advanced technology and cost containment initiatives enabled us to limit the average drug trend for plans that include both retail and mail order to 8.5 percent in 2004, down from 10.2 percent in 2003.

Gross margins reached 5.0 percent in the fourth quarter, up from 4.6 percent in the fourth quarter of 2003, and gross margins for the full year 2004 increased to 4.9 percent from 4.4 percent in 2003, reflecting a significant increase in mail order volume and use of generics.

Medco delivered 22.3 million prescriptions through its mail order pharmacies in the fourth quarter and a record 87.7 million prescriptions in 2004. Mail prescription volume increased 13.2 percent in the quarter and 12.3 percent for the year. Adjusted mail prescriptions as a percentage of total prescriptions increased to 39.2 percent in the quarter, up nearly 6 percentage points from 33.4 percent in the fourth quarter of 2003. (Please see Table 5 for a calculation of adjusted prescription volume.)

Generic drug utilization, a key element in lowering costs for clients and their members, while also contributing significantly to Medco’s profitability, increased to 48.1 percent in the fourth quarter, up 3.6 points from the previous year’s levels. Generic utilization for the full year was 46.3 percent, up from 43.8 percent in 2003.

“We also further strengthened our balance sheet. Our strong performance for the year generated cash flow from operations of over $710 million, allowing us to pay down debt by $200 million and we ended the year with over $1.1 billion of cash on the balance sheet,” added Snow. Medco paid down an additional $200 million of debt early in the first fiscal quarter of 2005.

EBITDA (earnings before interest income/expense, taxes, depreciation and amortization) increased 9.1 percent to $318.7 million in the fourth quarter compared to the same period last year, and increased 20.1 percent to $1.2 billion for the year. EBITDA per adjusted prescription reached a record $1.87 in the fourth quarter and $1.83 for the full year, reflecting the increases in generic use and mail order prescription volume. (Please refer to Table 5 for a reconciliation of EBITDA to reported net income and a discussion of EBITDA per adjusted prescription.)

Net income in the fourth quarter was $132.8 million, a 12.3 percent increase over the fourth quarter of 2003. Fourth quarter earnings included $21.4 million in additional intangible asset amortization compared to 2003, as a result of a decrease in the useful life of certain intangible assets at the beginning of fiscal 2004. Fourth quarter 2003 results included $18.3 million in costs associated with the realignment and streamlining of dispensing pharmacy, customer service, and corporate operations.

Medco’s net income for 2004 was $481.6 million, a 13.1 percent increase over $425.8 million in 2003. Net income for 2004 includes $36.2 million in additional net interest expense primarily on debt incurred in August of 2003, $85.6 million in incremental intangible asset amortization as a result of a decrease in the useful life of certain intangible assets, as well as $21.1 million in expenses related to the settlement agreement recorded in the first quarter with the multi-state taskforce attorneys general, offset by a one-time $16 million business and occupation tax benefit. Costs associated with the realignment of dispensing pharmacy, customer service and corporate operations included in earnings totaled $29 million in 2004 and $69 million in 2003.

2004 Results; Establishing a Strong Platform for 2005 Growth

“Our accomplishments in 2004 reflect the completion of a solid foundation necessary for our future growth. We begin 2005 energized by the momentum gained in 2004, and confident that the strategy we have in place is moving us forward, towards our ultimate goal of becoming the PBM brand of choice,” Snow concluded.

Medco continues to expect 2005 diluted earnings per share on a U.S. GAAP basis to be in the range of $1.94 to $2.03, representing an 11 percent to 16 percent increase over 2004. Excluding approximately $0.39 per share in amortization of intangible assets, the company expects earnings per share to be in the range of $2.33 to $2.42. (Please see Table 6 for a reconciliation of GAAP earnings per share to earnings per share excluding amortization of intangible assets.)

Medco’s reported 2004 results and current earnings estimates for 2005 exclude charges associated with the expensing of stock options. These expenses will be reported in Medco’s Statements of Income upon our implementation of new stock option accounting rules in 2005. As in the prior year, Medco will disclose in the financial footnotes of its 2004 Annual Report on Form 10-K the charge that would have been recorded against earnings had stock options been expensed. This 2004 full-year amount is approximately $90 million on an earnings after-tax basis.

Use of Non-GAAP Measures

Medco calculates and uses EBITDA and EBITDA per adjusted prescription as indicators of its ability to generate cash from reported operating results. These measurements are used in concert with net income, and cash flows from operations, which measures actual cash generated in the period. In addition, the company believes that EBITDA and EBITDA per adjusted prescription are supplemental measurement tools used by analysts and investors to help evaluate overall operating performance and the ability to incur and service debt and make capital expenditures. EBITDA does not represent funds available for our discretionary use and is not intended to represent or to be used as a substitute for net income or cash flows from operations data as measured under U.S. generally accepted accounting principles. The items excluded from EBITDA but included in the calculation of the company’s reported net income are significant components of the statements of income, and must be considered in performing a comprehensive assessment of overall financial performance. EBITDA, and the associated year-to-year trends, should not be considered in isolation. Medco’s calculation of EBITDA may not be consistent with calculations of EBITDA used by other companies.

EBITDA per adjusted prescription is calculated by dividing EBITDA by the adjusted prescription volume for the period. This measure is used as an indicator of Medco’s EBITDA performance on a per-unit basis, providing insight into the cash-generating potential of each prescription. EBITDA per adjusted prescription reflects the level of efficiency in the business model and is further impacted by changes in prescription mix between retail and mail, as well as the relative representation of brand-name and generic drugs.

Medco uses earnings per share excluding amortization expense as a supplemental measure of operating performance. The amortization is associated with intangible assets that substantially arose in connection with the acquisition of Medco by Merck & Co., Inc. in 1993 that were pushed down to Medco’s balance sheet. The company believes that earnings per share excluding the amortization of these intangibles is a useful measure because of the significance of this non-cash item and to enhance comparability with its peers.

Conference Call

Management will hold a conference call to review the financial results, outlook and related matters on Tuesday, February 15, 2005 at 8:30 a.m. (EST).

To access the live conference call via telephone:

Dial in: (800) 949-5383 from inside the U.S. or (706) 679-3440 from outside the U.S.

To access the live web cast:

Go to the News & Pressroom page of the Investor Relations section at www.medco.com.

A replay of the call will be available two hours after the event on February 15, 2005 through March 1, 2005. Dial in: (800) 642-1687 from inside the U.S., or (706) 645-9291 from outside the U.S. Please use passcode 3287886.

About Medco

Medco Health Solutions, Inc., a leading pharmacy benefit manager with the nation’s largest mail order pharmacy operations, assists its customers to moderate the cost and enhance the quality of prescription drug benefits provided to members nationwide. Its customers include private- and public-sector employers and healthcare organizations. Medco is traded on the New York Stock Exchange under the symbol MHS. On the Net: http://www.medco.com.

This press release contains “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties that may cause results to differ materially from those set forth in the statements. No forward-looking statement can be guaranteed, and actual results may differ materially from those projected. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise. Forward-looking statements in this presentation should be evaluated together with the risks and uncertainties that affect our business, particularly those disclosed in the Risk Factors section of the Company’s Annual Report on Form 10–K filed with the Securities and Exchange Commission (SEC File No. 1-31312). Those risk factors include:

•	Competition in the PBM industry and in the healthcare industry generally;

•	Pressure on discounts and rebates from pharmaceutical manufacturers and margins in the PBM industry;

•	The impact on our business and competitive position of our managed care agreement with Merck & Co., Inc.;

•	Our ability to obtain new clients and the possible termination of, or unfavorable modification to, contracts with key clients;

•	Possible contractual or regulatory changes affecting pricing, rebates, discounts, or other practices of pharmaceutical manufacturers;

•	Risks associated with our indebtedness and debt service obligations;

•	Governmental investigations and governmental and qui tam actions filed against us;

•	Liability and other claims asserted against us;

•	Risks related to bioterrorism and mail tampering;

•	Developments in the healthcare industry, including the impact of increases in healthcare costs, changes in drug utilization and cost patterns and the introduction of new brand-name and/or generic drugs;

•	New or existing governmental regulations or legislation and changes in, or the failure to comply with, governmental regulations or legislation;

•	The possibility of a material non-cash charge to income if our recorded intangible assets are impaired or require accelerated amortization from a change in the remaining useful life; and

•	General economic and business conditions.

# # #

Medco Health Solutions, Inc.

Condensed Consolidated Statements of Income

(Unaudited)

(In millions, except for per share data)

Table 1.

	Quarters Ended		Full Year Ended
	December 25, 2004	December 27, 2003	December 25, 2004	December 27, 2003
Product net revenues (Includes retail co-payments of $1,652 and $1,820 in the fourth quarters of 2004 and 2003, and $6,773 and $6,850 in the full year 2004 and 2003)	$8,822.8	$8,909.5	$35,024.4	$33,913.1
Service revenues	90.4	92.4	327.5	351.4

Total net revenues	8,913.2	9,001.9	35,351.9	34,264.5

Cost of operations:
Cost of product net revenues (Includes retail co-payments of $1,652 and $1,820 in the fourth quarters of 2004 and 2003, and $6,773 and $6,850 in the full year 2004 and 2003)	8,427.6	8,540.1	33,496.6	32,552.7
Cost of service revenues	37.0	48.8	132.8	189.7

Total cost of revenues	8,464.6	8,588.9	33,629.4	32,742.4

Selling, general and administrative expenses	169.8	170.9	676.4	686.4
Amortization of intangibles	45.0	23.6	179.9	94.3
Interest and other (income) expense, net	12.0	16.1	59.9	12.7

Total cost of operations	8,691.4	8,799.5	34,545.6	33,535.8

Income before provision for income taxes	221.8	202.4	806.3	728.7

Provision for income taxes	89.0	84.1	324.7	302.9

Net income	$132.8	$118.3	$481.6	$425.8

Basic earnings per share:
Weighted average shares outstanding	273.3	270.3	271.9	270.1

Earnings per share	$0.49	$0.44	$1.77	$1.58

Diluted earnings per share:

Weighted average shares outstanding	276.5	272.8	274.7	270.8

Earnings per share	$0.48	$0.43	$1.75	$1.57

Medco Health Solutions, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

($ in millions)

Table 2.

	December 25, 2004	December 27, 2003
ASSETS
Current assets:
Cash and cash equivalents	$1,145.5	$638.5
Short-term investments	65.4	59.5
Accounts receivable, net	1,555.4	1,394.0
Inventories, net	1,315.6	1,213.4
Prepaid expenses and other current assets	66.7	95.5
Deferred tax assets	171.8	359.4

Total current assets	4,320.4	3,760.3

Property and equipment, net	657.8	757.3
Goodwill, net	3,310.2	3,310.2
Intangible assets, net	2,140.6	2,320.5
Other noncurrent assets	112.5	114.7

Total assets	$10,541.5	$10,263.0

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Claims and other accounts payable	$2,162.1	$1,988.2
Accrued expenses and other current liabilities	382.4	567.1
Current portion of long-term debt	100.0	50.0

Total current liabilities	2,644.5	2,605.3
Noncurrent liabilities:
Long-term debt, net	1,092.9	1,346.1
Deferred tax liabilities	1,030.2	1,177.5
Other noncurrent liabilities	54.5	54.1

Total liabilities	4,822.1	5,183.0

Total stockholders’ equity	5,719.4	5,080.0

Total liabilities and stockholders’ equity	$10,541.5	$10,263.0

Medco Health Solutions, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

($ in millions)

Table 3.

	Full Year Ended
	December 25, 2004	December 27, 2003
Cash flows from operating activities:
Net income	$481.6	$425.8
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	197.6	189.0
Amortization of intangibles	179.9	94.3
Deferred income taxes	78.6	(142.0)
Other	35.8	37.3
Net changes in assets and liabilities:
Accounts receivable	(164.1)	166.7
Inventories	(102.2)	(150.7)
Other noncurrent assets	(10.7)	33.6
Current liabilities	(10.9)	475.8
Other noncurrent liabilities	(3.1)	19.9
Other	29.0	(25.8)

Net cash provided by operating activities	711.5	1,123.9

Cash flows from investing activities:
Capital expenditures	(98.1)	(124.9)
Purchases of securities and other investments	(69.7)	(144.8)
Proceeds from sale of securities and other investments	65.9	150.6

Net cash used by investing activities	(101.9)	(119.1)

Cash flows from financing activities:
Proceeds from long-term debt	800.0	1,396.0
Repayments on long-term debt	(1,000.0)	—
Net proceeds under accounts receivable financing facility	—	100.0
Repayments under accounts receivable financing facility	—	(100.0)
Debt issuance costs	(4.2)	(20.6)
Proceeds from employee stock plans	101.6	12.1
Dividends paid to Merck	—	(2,000.0)
Intercompany transfer from Merck, net	—	231.8

Net cash used by financing activities	(102.6)	(380.7)

Net increase in cash and cash equivalents	$507.0	$624.1
Cash and cash equivalents at beginning of year	$638.5	$14.4

Cash and cash equivalents at end of year	$1,145.5	$638.5

Medco Health Solutions, Inc.

Selected Information

(Unaudited)

(In millions, except for per share data and EBITDA per adjusted prescription data)

Table 4.

	Quarters Ended		Full Year Ended
	December 25, 2004	December 27, 2003	December 25, 2004		December 27, 2003
Earnings Per Share Reconciliation:
Net income per diluted share	$0.48	$0.43	$1.75		$1.57
Adjustment for the amortization of intangible assets	0.10	0.05	0.39		0.20

Adjusted net income per diluted share	$0.58	$0.48	$2.14		$1.77

Table 5.
	Quarters Ended		Full Year Ended
	December 25, 2004	December 27, 2003	December 25, 2004		December 27, 2003
EBITDA Reconciliation:
Net income	$132.8	$118.3	$481.6		$425.8
Add (deduct):
Interest and other (income) expense, net	12.0	16.1	59.9	(1)	23.7	(2)
Provision for income taxes	89.0	84.1	324.7		302.9
Depreciation expense	39.9	49.9	197.6		189.0
Amortization expense	45.0	23.6	179.9		94.3

EBITDA	$318.7	$292.0	$1,243.7		$1,035.7

Claims Detail:
Prescriptions administered
Mail order	22.3	19.7	87.7		78.1
Retail	103.6	118.0	415.2		453.9

Total	125.9	137.7	502.9		532.0

Adjusted prescriptions (3)	170.5	177.1	678.3		688.2

EBITDA per adjusted prescription	$1.87	$1.65	$1.83		$1.50

(1)	Includes a one-time write-off of deferred debt issuance costs amounting to $5.5 million in the first quarter of 2004 associated with the debt refinancing.
(2)	Excludes a one-time gain of $11 million from the sale in the first quarter of 2003 of a minority equity investment in a nonpublic company.
(3)	Estimated adjusted prescription volume equals mail order prescriptions multiplied by 3, plus retail prescriptions. The mail order prescriptions are multiplied by 3 to adjust for the fact that mail order prescriptions include approximately 3 times the amount of product days supplied compared with retail prescriptions.

Table 6.

	Full Year Ended December 31, 2005
	Low End	High End
Earnings Per Share Guidance Reconciliation:
Estimated net income per diluted share	$1.94	$2.03
Estimated adjustment for the amortization of intangible assets	0.39	0.39

Estimated adjusted net income per diluted share	$2.33	$2.42

Table 7.

December 25, 2004
Balance Sheet Debt:
Term loans	$700.0
Senior notes	496.3
Fair value adjustment of notes	(3.4)

Total debt	$1,192.9